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                                    EXHIBIT 5


12 April 2001

UTi Worldwide Inc.
9 Columbus Centre
Pelican Drive
Road Town
Tortola
British Virgin Islands

Dear Sirs

REGISTRATION STATEMENT ON FORM S-8
2000 STOCK OPTION PLAN

1. We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 12, 2001 (the "REGISTRATION STATEMENT") in connection with the registration under the Securities Act of 1933, as amended, of 2,359,109 shares of your no par value Ordinary Shares (the "SHARES") reserved for issuance under the UTi Worldwide Inc. (formerly Union-Transport Inc.) 2000 Stock Option Plan (the "PLAN").

2. In connection with the sale and issuance of the Shares under the Plan we have reviewed the following documents:-

        (a)     (i)     the Registration Statement;

                (ii) the Prospectus which is incorporated by reference into the Registration Statement (the "PROSPECTUS"); and

                (iii)   the Plan;

        (b) the Memorandum and Articles of Association and certificate of incorporation of the Company obtained from the British Virgin Islands Companies Registry on 3 January 2001;

        (c) copies of the minutes of the meeting of the directors of the Company held on 7 March 2000 containing unanimous resolutions of the directors of the Company (the "DIRECTORS' RESOLUTIONS") authorising, inter alia:

                (i)     the entry into the Plan; and

                (ii)    the issuance of the Shares;

        (d) copies of the written resolutions of the members of the Company dated 18 May 2000 authorising the entry into the Plan;

        (e) an original Registered Agent's Certificate dated 27 March 2001 issued by Midocean Management and Trust Services (BVI) Limited, the Registered Agent of the Company in the British Virgin Islands;

        (f) the public records of the Company as at 12 April 2001 on file with, and available for inspection at, the Companies Registry in the British Virgin Islands; and

        (g) the records of proceedings on file with, and available for inspection on 2 April 2001 at the High Court of Justice, British Virgin Islands.

3. Based on the foregoing, we are of the opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the Plan and pursuant to the Prospectus will be legally and validly issued, fully paid and non-assessable.

4. This legal opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands. We have not investigated and we



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        do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

5. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus, and any amendments thereto.

Yours faithfully


/s/ HARNEY WESTWOOD & RIEGELS
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    Harney Westwood & Riegels